Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company—Canada hereby consents to the use of its name and the information from its report regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Northrock Resources Ltd. as of December 31, 2005 in Pogo Producing Company’s Registration Statement on Form S-4, and to the incorporation by reference therein of its report regarding estimates of reserves and future net revenues from the production and sale of those reserves filed as an exhibit to Pogo Producing Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Ryder Scott Company—Canada

RYDER SCOTT COMPANY—CANADA

August 25, 2006
Calgary, Alberta